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                                                                     Exhibit 4.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                              401 North Main Street
                       Winston-Salem, North Carolina 27102
                                 (336) 741-5500

                                December 18, 2002

VIA FACSIMILE AND FIRST-CLASS MAIL
----------------------------------

The Bank of New York
101 Barclay Street, Floor 12W
New York, NY 10286
Attention:  Stock Transfer Administration

                                    Re: Amendment No. 2 to the Rights Agreement
                                        ---------------------------------------
Ladies and Gentlemen:

          Pursuant to Section 27 of the Rights Agreement, dated as of May 17, 1999, as amended (the "Rights Agreement"), between R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as rights agent, the Company, by resolution adopted by its Board of Directors by an action taken by written consent, hereby amends the Rights Agreement as follows:

          1. The definition of the term "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "'Acquiring Person' means any Person who, together with all Affiliates and Associates of such Person, shall at any time after June 14, 1999 be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) any Passive Institutional Investor who, together with all Affiliates and Associates of such Passive Institutional Investor, is the Beneficial Owner of less than 17.5% of the shares of Common Stock then outstanding or (ii) an Exempt Person; provided, however, that (a) if the Board determines in good faith that a Person who would otherwise be an "Acquiring Person" became, together with its Affiliates and Associates, the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an "Acquiring Person" inadvertently (including, without limitation, because (x) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (y) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or have become an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an "Acquiring Person," provided, however, that such Person need not divest itself of such Beneficial Ownership if the Board of Directors of the Company determines that such divestiture is not necessary; and (b) no Person shall become an "Acquiring Person" as the result of any acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to (A) in the case of a Person that is not a Passive Institutional Investor, 15% or more, or (B) in the case of a Person that is a Passive Institutional Investor, 17.5% or more, of the shares of Common Stock then outstanding; provided, however, that if (I) a Person that is not a Passive Institutional Investor shall be the Beneficial Owner of 15% or more, or (II) a Person that is a Passive Institutional Investor shall be the Beneficial Owner of 17.5% or more, of the shares of Common Stock then outstanding by reason of such share acquisition by the Company and such Person shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" unless upon such Person or such Person's Affiliates or Associates becoming the Beneficial Owner of such additional shares of Common Stock (X) such Person that is not a Passive Institutional Investor does not beneficially own 15% or more, or
     (Y) such Person that is a Passive Institutional Investor does not beneficially own 17.5% or more, of the shares of Common Stock then outstanding."

          2. The following definition of the term "Passive Institutional Investor" is hereby added to Section 1 of the Rights Agreement:

          "'Passive Institutional Investor' shall mean:

          (a) a Person that is the Beneficial Owner of shares of Common Stock and has a Schedule 13G (or any comparable or successor report) on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to such Beneficial Ownership, so long as such Person either (i) satisfies the criteria set forth in both Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) under the Exchange Act as in effect on December 10, 2002 and is not obligated to, and does not, file a
     Schedule 13D (or any comparable or successor report) with respect to securities of the Company; and

          (b) any Affiliate or Associate or such Person that is not obligated to, and does not, file a Schedule 13G (or any comparable or successor report) or Schedule 13D (or any comparable or successor report) with respect to any securities of the Company."

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          3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

          4. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

          5. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York.

          6. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          7. This Amendment No. 2 to the Rights Agreement shall be effective as of the execution and delivery hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

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          8.  Exhibit B to the  Rights  Agreement  shall be deemed  amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.

                                  Very truly yours,

                                  R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                                  By: /s/ McDara P. Folan,III
                                      -------------------------
                                  Name: McDara P. Folan, III
                                  Title: Vice President, Deputy General Counsel
                                           and Secretary







Accepted and agreed to as of the
effective time specified above:

THE BANK OF NEW YORK


By:/s/ James N. DiMino
   -------------------
     Name:  James N. DiMino
     Title:    Vice President